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             KINROSS GOLD U.S.A., INC., A WHOLLY-OWNED SUBSIDIARY OF
                            KINROSS GOLD CORPORATION

           OFFER TO PURCHASE FOR CASH ALL OF THE PUBLICLY-HELD SHARES
              OF THE $3.75 SERIES B CONVERTIBLE PREFERRED STOCK OF
            KINAM GOLD, INC. AT A PURCHASE PRICE OF $16.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, EASTERN TIME, ON MARCH 20, 2002, UNLESS THE OFFER IS EXTENDED.

                                February 20, 2002
To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated February 20, 2002, and the related Letter of Transmittal in connection with the offer by Kinross Gold U.S.A., Inc., a Nevada corporation (the "Purchaser"), a wholly-owned subsidiary of Kinross Gold Corporation, an Ontario corporation ("Kinross"), to purchase all of the publicly-held shares of the $3.75 Series B Convertible Preferred Stock of Kinam Gold, Inc., par value $1.00 per share, at $16.00 per share in cash.

The offer is being made upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal, which, as amended from time to time, together constitute the offer.

WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. ACCORDINGLY, A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

The Purchaser will pay the purchase price for all shares validly tendered and not withdrawn, subject to the conditions set forth in the Offer to Purchase. The Purchaser will return at its own expense all shares that are not, for whatever reason, purchased pursuant to the offer.

The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions, as set forth in the Offer to Purchase. If you elect to tender any of the shares held of record by us for your benefit, you must tender all of such shares.

We request instructions as to whether you wish us to tender any or all of the shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is invited to the following:

1. You may tender shares at the price per share of $16.00, payable to you in cash, without interest.

2. The offer is for all of the publicly-held shares of the $3.75 Series B Convertible Preferred Stock of Kinam Gold, Inc. The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

3. The offer period and withdrawal rights will expire at Midnight, Eastern time, on March 20, 2002, unless the offer is extended (as it may be extended, the "Expiration Date").

4. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf.

5. The board of directors of Kinross has unanimously approved the making of the offer. As set forth in the Offer to Purchase the special committee of Kinam directors and the board of directors of Kinross have both determined that the offer is fair to non-affiliated shareholders. However, none of Kinross, the Purchaser, or the special committee of Kinam has made any recommendation as to whether you should accept or reject the tender offer and you must make your own decision whether to tender your shares.

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6. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions or solicitation fees. Any stock transfer taxes applicable to the purchase of shares by the Purchaser pursuant to the offer will be paid by the Purchaser, except as otherwise provided in the instructions to the Letter of Transmittal.

7. If you determine to tender any of your shares which we hold of record on your behalf, you must tender all of such shares.

If you wish to have us tender your shares, held by us for your account upon the terms and subject to the conditions set forth in the Offer to Purchase, please instruct us by completing, executing and returning to us the attached Instruction Form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your shares, all shares will be tendered. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

The offer is being made to all holders of shares. Neither Kinross nor the Purchaser is aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If Kinross or the Purchaser becomes aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, Kinross and the Purchaser will make a good faith effort to comply with the applicable law. If, after such good faith effort, Kinross and the Purchaser cannot comply with the law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in that jurisdiction. In any jurisdiction in which the securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer is being made on behalf of Kinross or the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.










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                                INSTRUCTION FORM

           INSTRUCTIONS FOR TENDER OF SHARES OF KINAM PREFERRED STOCK

Please tender to the Purchaser, on (our) (my) behalf, all of the shares of Kinam preferred stock which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions of Offer to Purchase and related Letter of Transmittal, the receipt of which is hereby acknowledged.

                                 SHARES TENDERED

If you choose to tender any of your Kinam preferred shares, you must tender all of your Kinam preferred shares.

The method of delivery of this document is at the option and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.


PLEASE SIGN HERE


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SIGNATURE(S) OF OWNER(S)

Dated:                          , 2002
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Name(s):
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                                 (PLEASE PRINT)

Capacity (full title):
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Address:
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                               (INCLUDE ZIP CODE)

Area Code and Telephone No.:
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Tax Identification or Social Security Number(s)
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(If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title.)